Exhibit 10.14

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), is dated as of October 29, 2020 (the “Effective Date”), by and between Humanigen, Inc., a Delaware corporation with its principal office at 533 Airport Blvd, Suite 400, Burlingame, CA 94010 (the “Corporation”), and Dr. Cameron Durrant, an individual (“Executive”). The Parties to this Agreement are the Corporation and Executive, referred to individually as the “Party.” This Agreement amends and restates that certain Employment Agreement dated as of July 1, 2016, by and between the Executive and the Corporation (the “Prior Agreement”), so that upon the effectiveness of this Agreement, the Prior Agreement shall be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

W I T N E S S E T H

WHEREAS, the Corporation desires to continue to employ Executive as its President and Chief Executive Officer upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to serve as the President and Chief Executive Officer of the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1.            Employment. Commencing on the Effective Date, the Corporation shall continue to employ Executive, and Executive shall continue such employment, as an executive of the Corporation, on the terms and conditions set forth in this Agreement.

Section 2.            Duties. As of the Effective Date, Executive shall serve as President and Chief Executive Officer of the Corporation and shall, among other things, be responsible for all aspects of managing the Corporation including its employees and current product portfolio and shall properly perform such duties as may be assigned to him from time to time by the Corporation’s Board of Directors (the “Board”). From and after the Effective Date and during the Term (as defined herein), Executive shall devote substantially all of his business time to the performance of his duties hereunder, other than 5% for outside board duties unless otherwise authorized by the Board; provided, that Executive may not serve on any public company outside boards without the prior written consent of the Board.

Section 3.            Term of Employment. Unless earlier terminated pursuant to the provisions of Section 5 hereof, Executive’s employment shall continue as of the Effective Date and shall continue until December 31, 2021, and shall automatically renew for successive one (1) year terms thereafter unless not renewed by the Corporation upon no less than six (6) months advance written notice to Executive, or not renewed by Executive upon no less than six (6) months advance written notice to the Corporation. The period during which Executive is employed by the Corporation hereunder is hereinafter referred to as the “Term.”

Section 4.            Compensation.

4.1.       Base Salary. The Corporation shall pay Executive an annual base salary equal to Six Hundred Thousand Dollars ($600,000.00) (the “Base Salary”). The Base Salary shall be payable according to the salary payment cycle of the Corporation, less such deductions as shall be required to be withheld by applicable law and regulations. Upon each anniversary of January 1 of each proceeding year during the Term, Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”), or earlier at the sole discretion of the Compensation Committee, which shall make a recommendation to the Board in respect to Executive’s Base Salary for such year. Notwithstanding the foregoing, Executive’s Base Salary may be reduced by the Board at any time as part of an across-the-board salary reduction that applies to other senior executives of the Corporation.

4.2.       Bonus; Equity Awards.

(a)       In addition to the Base Salary, Executive may receive a cash or cash equivalent bonus (“Bonus”) in respect of each calendar year during the Term, including, without limitation, calendar year 2020. The Bonus for each calendar year shall be determined by the Board in its sole discretion following its evaluation of the recommendation of the Compensation Committee in respect thereof. Executive’s “Target Bonus” shall be sixty percent (60%) of the Base Salary in effect for such year, with the amount at the sole discretion of the Board. Objectives for any Bonus will be set by the Board no later than March 15 of each calendar year. The Bonus for any particular year, if any, will be paid by March 15 of the following calendar year.

(b)       Subject to Board approval, Executive may be eligible to receive, at such time as the Board may deem appropriate, awards granted pursuant to the Corporation’s 2020 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), which shall vest and be subject to the terms and conditions of the Omnibus Plan and any applicable award agreement related thereto.

4.3.       Expenses. The Corporation shall pay or reimburse Executive for all reasonable and necessary business, travel or other expenses incurred by him, upon proper documentation thereof, in accordance with the Corporation’s travel and expense policy, which may be incurred by him in connection with the rendition of the services contemplated hereunder. For travel time in excess of four (4) hours one-way and for international travel, Executive will utilize business class using travel certificates, mileage points or other travel incentive and loyalty tools if available.

4.4.       Benefits. From and after the Effective Date and during the Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs as the Corporation provides to its senior executives (collectively, “Employee Benefit Plans”), subject to the terms and conditions of such Employee Benefit Plans. The Corporation reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5.       Vacations. Executive shall be entitled to paid vacation according to the Corporation’s Paid Time Off policy (the “PTO Policy”) during each calendar year of the Term, during which period his Base Salary shall be paid in accordance with the PTO Policy. Executive shall take his vacation at such time or times as Executive and the Corporation shall determine is mutually convenient. It is expected that vacation time for each calendar year will be taken in such calendar year.

4.6.       Sick Time. Executive shall be entitled to sick time in accordance with the PTO Policy.

Section 5.            Termination.

5.1.       Termination. The Term and Executive’s employment hereunder may be terminated by either the Corporation or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ninety (90) days advance written notice of any termination of Executive’s employment. On termination of Executive’s employment during the Term, Executive shall be entitled to the compensation and benefits set forth in this Section 5 and shall have no further rights to any compensation or any other benefits from the Corporation or any of its affiliates.

5.2.       Termination Upon Death or Total Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death and the Corporation may terminate Executive’s employment on account of Executive’s Total Disability. In the event of termination pursuant to the preceding sentence, the Corporation shall pay to Executive, or any person designated by Executive in writing or, if no such person is designated, to his estate, (a) the Base Salary and Bonus which has been earned but unpaid, (b) reimbursement for unreimbursed business expenses properly incurred by Executive (which shall be subject to and paid in accordance with the Corporation’s expenses reimbursement policy), and (c) such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Corporation’s Employee Benefit Plans and programs as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein ((a) – (c) collectively, the “Accrued Amounts”). As used herein, the term “Total Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

5.3.       Termination For Cause or without Good Reason. In the event Executive’s employment is terminated by the Corporation For Cause or by Executive without Good Reason (as defined below), Executive shall be paid the Accrued Amounts. As used herein, the term “For Cause” shall mean (i) Executive’s failure to perform Executive’s material duties hereunder (other than such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s substantiated misappropriation of the Corporation’s assets or substantiated perpetration of fraud against or proven dishonesty in dealings with the Corporation; (iii) Executive’s plea of guilty or nolo contendere to, or conviction in a court of law of, any crime or offense which constitutes a felony, in each case whether or not involving the Corporation; (iv) Executive’s willful misconduct; (v) Executive’s habitual drunkenness or habitual use of illegal substances; (vi) Executive’s failure to cooperate with a governmental or regulatory investigation concerning the Corporation or Executive; (vii) Executive’s behavior which is materially detrimental to the Corporation’s reputation; (viii) Executive’s willful refusal to follow, or reckless disregard of, the policies and directives of the Corporation or the Board; or (ix) Executive’s material breach of this Agreement, which material breach, if curable, is not cured within fifteen (15) calendar days after notice thereof by the Corporation. The determination of whether a termination is For Cause shall be made by the Board in its sole discretion. For purposes of this Section 5.3, no act or failure to act by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of the Corporation or one or more of its businesses.

5.4.       Termination by the Corporation other than For Cause including non-renewal under section 3 above or by Executive for Good Reason. The Corporation may terminate this Agreement other than For Cause or elect not to renew the Term pursuant to Section 3 of this Agreement upon written notice to Executive, or Executive may terminate this Agreement, upon written notice to the Corporation, for Good Reason, provided that such notice sets forth the existence of the circumstances providing grounds for termination for Good Reason within ten (10) calendar days of the initial existence of such grounds and the Corporation has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate employment for Good Reason within ten (10) calendar days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds. If, other than as may be provided in Section 5.5, Executive’s employment is terminated during the Term by the Corporation other than For Cause, or the Corporation elects not to renew the Term, or Executive terminates employment as a result of Good Reason, then Executive shall be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 6 and Section 7 of this Agreement and Executive’s execution of a Release in accordance with Section 5.6, Executive shall be entitled to receive the following: (a) a lump sum payment, payable within thirty days of the Release Effective Date (as defined below) equal to one (1) times the sum of (i) Executive’s Base Salary and (ii) the Bonus received in respect of performance during the year prior to the year of the Termination Date; (b) if Executive timely and properly elects health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or under Cal COBRA, the Corporation shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and his dependents until the earliest of: (i) the twelve (12)-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source; (c) notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding unvested stock options granted to Executive during the Term shall become fully vested and exercisable for a period of six (6) months from the Termination Date.

The term “Good Reason” shall include any of the following, (i) any assignment to Executive of duties inconsistent with Executive’s position of President and Chief Executive Officer or which constitutes a significant reduction in authority, responsibilities, or status; (ii) any demotion, including, but not limited to, reporting to someone other than the Board; (iii) any material reduction in Executive’s Base Salary, or other benefit plans available to senior executive of the Corporation, or the level, amount or value of any accrued benefit, except for reductions made as part of an across-the-board salary reduction that applies to other senior executives of the Corporation; (iv) a Corporation-mandated relocation of Executive’s principal place of employment (currently Executive’s home office in Oxford, Florida) or (v) any reduction of Executive’s Bonus potential which is inconsistent with the provisions of this Agreement.

5.5.       Change in Control Termination. Notwithstanding any other provision contained herein, if Executive’s employment hereunder is terminated by Executive for Good Reason or by the Corporation other than For Cause (other than on account of Executive’s death or Total Disability), in each case within three (3) months prior to, or two (2) years following a Change in Control, Executive shall be entitled to receive the Accrued Amounts and subject to Executive’s compliance with Section 6 and Section 7 of this Agreement and Executive’s execution of a Release in accordance with Section 5.6, Executive shall be entitled to receive the following: (a) a lump sum payment equal to two times the sum of (i) Executive’s Base Salary and (ii) the Bonus paid in respect of Executive’s performance during the year prior to the year of the Change in Control; (b) if Executive timely and properly elects health plan continuation coverage under COBRA, the Corporation shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and his dependents until the earliest of: (i) the eighteen (18)-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source; (c) notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding unvested stock options granted to Executive during the Term shall become fully vested and exercisable for a period of six (6) months from the Termination Date.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon the earliest to occur of any of the following events:

(a)       Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the total voting power represented by the Corporation’s then-outstanding voting securities;

(b)       The consummation of the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;

(c)       The consummation of a merger or consolidation of the Corporation with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d)       Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

5.6.       Release. Executive agrees that, as a condition to receiving the payments and benefits set forth in Section 5.4 or 5.5, as applicable, Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A (the “Release”). Within five business days of the date of Executive’s termination of employment, the Corporation shall deliver to Executive the Release for Executive to execute. Executive will forfeit all rights to the payments and benefits set in Section 5.4 or 5.5, as applicable, unless, within the time period set forth in the Release, Executive executes and delivers the Release to the Corporation and such Release has become irrevocable by virtue of the expiration of the revocation period without the Release having been revoked (the first such date, the “Release Effective Date”). In the event that the Release Effective Date could occur in one of two taxable years of Executive, the Release Effective Date shall be deemed to occur on the earliest date in the later such taxable year as otherwise would apply hereunder. The Corporation shall have no obligation to provide the payments and benefits set forth in Section 5.4 or 5.5, as applicable, prior to the Release Effective Date.

5.7.       Termination Date. Executive’s “Termination Date” shall be: (a) if Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death; (b) if Executive’s employment hereunder is terminated on account of Executive’s Total Disability, the date that it is determined that Executive has a Total Disability; (c) if the Corporation terminates Executive’s employment hereunder For Cause or not For Cause, the date the Corporation delivers notice of termination to Executive; and (d) if Executive terminates his employment hereunder with or without Good Reason, the date specified in Executive’s notice of termination, which shall adhere to the timeline set forth in Section 5.4; provided that, the Corporation may waive all or any part of the notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by the Corporation. Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A.

5.8.       Resignation of all other Positions. On termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds with the Corporation or any of its affiliates as of the Termination Date.

5.9.       Code Section 280G. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.9, be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code” and such tax, the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.9 shall be made in a manner determined by the Corporation that is consistent with the requirements of Section 409A. All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Corporation (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Corporation and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Corporation and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Corporation shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Section 6.            Confidential Information; Restrictive Covenants.

6.1.       Disclosure. Executive hereby acknowledges that he will acquire confidential information concerning the Corporation, its business, products, product development, formulas, research and development, know-how, and the Corporation’s current and future business plans (collectively, “Confidential Information”) and that, among other things, his knowledge of such Confidential Information will be enhanced through his employment by the Corporation. Executive understands and acknowledges that such Confidential Information is of great value to the Corporation, is the sole property of the Corporation, other than those customers, suppliers, contract manufacturers, and vendors introduced to the Corporation by Executive or for which such Confidential Information is available through other means, and has been and will be acquired by him in confidence. Executive understands and acknowledges that as a result of these efforts, the Corporation has created, and continues to use and create Confidential Information. This Confidential Information provides the Corporation with a competitive advantage over others in the marketplace.

6.2.       Confidentiality. In consideration of the obligations undertaken by the Corporation herein, Executive will not, at any time during or after the Term, directly or indirectly, use for Executive’s own benefit or any other party’s benefit, or reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain. Confidential Information shall not include information which was previously known by Executive, information which was given to Executive by any third party under no obligation of confidentiality, or information which Executive is required to disclose as a result of a governmental investigation or by a court order. Executive agrees that all materials or copies thereof containing Confidential Information of the Corporation in Executive’s custody or possession will not, at any time, be removed from the Corporation’s premises without the prior written consent of the Board. The parties hereto acknowledge that pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The parties hereto further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6.3.       Restrictive Covenants. Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Executive agrees, and, accordingly, Executive does hereby agree, that he will not, either on Executive’s own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity, directly or indirectly, at any time during his employment and for the Restricted Period (as defined below) solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage, any individual employed by the Corporation, with whom Executive has worked, to terminate such employee’s position with the Corporation, whether or not such employee is a full-time or temporary employee of the Corporation and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 6.3 shall only apply to those individuals employed by the Corporation at the time of solicitation or attempted solicitation.

6.4.       Restricted Period. “Restricted Period” shall mean the term following Executive’s employment to last for as long as Executive receives any severance benefits or his regular Base Salary and benefits from the Corporation.

6.5.       Modification of Restrictions. If any of the restrictions contained in this Section 6 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

6.6.       Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Corporation or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 6.6 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO.

Section 7.            Work for Hire.

7.1.       Executive agrees to make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, formulas, computer software (and programs and code) and works of authorship, whether or not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by Executive or under Executive’s direction or jointly with others during Executive’s employment by the Corporation, whether or not during normal working hours or on the premises of the Corporation (all of which are collectively referred to in this Agreement as “Developments”).

7.2.       Executive agrees to assign and, by executing this Agreement, Executive does hereby assign, to the Corporation (or to any person or entity designated by the Corporation) all of Executive’s rights, titles and interests, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2 shall not apply to Developments (a) which do not relate to the present or planned business or research and development of the Corporation and (b) which are made and conceived by Executive: (i) at a time other than during normal working hours, (ii) not on the Corporation’s premises and (iii) not using the Corporation’s tools, devices, equipment or proprietary information. Executive understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employment agreement to assign certain classes of inventions made by an employee, this Section 7 shall be interpreted not to apply to any invention which a court rules and/or the Corporation agrees falls within such class or classes. Executive also agrees to waive all claims to moral and/or equitable rights in any Developments.

7.3.       Executive agrees to cooperate fully with the Corporation, both during and after Executive’s employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Executive agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Development. Executive further agrees that if the Corporation is unable, after reasonable effort, to secure Executive’s signature on any such papers, any executive officer of the Corporation shall be entitled to execute any such papers as Executive’s agent and attorney-in-fact, and Executive hereby irrevocably designates and appoints each executive officer of the Corporation as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as the Corporation may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence.

Section 8.            Indemnification.

8.1.       Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit or proceeding (a “Proceeding”), the Corporation hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by the Corporation’s certificate of incorporation, by-laws, and applicable law, as any or all may be amended from time to time from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). During the Term, the Corporation shall ensure coverage of Executive as a covered individual under its Directors and Officers liability insurance policies. Such reimbursements shall include but not be limited to Executive’s reasonable and necessary out of pocket expenses including attorneys and expert fees, losses, judgments, claims, and settlement payments and any other such costs and expenses.

8.2.       Notice; Undertaking. To the extent that the Corporation advances payment for any fees or expenses to Executive pursuant to this Section 9, such advance shall only be made if accompanied by: (a) a written notice, as soon as practicable of any claim made against Executive for which indemnity will or could be sought under this Agreement, (b) a written request for payment, (c) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (d) a written undertaking by Executive to repay such amounts if it shall be ultimately determined by a court of competent jurisdiction in a final disposition, that Executive (i) is not entitled to be indemnified by the Corporation or (ii) that the amount advanced exceeded the indemnification to which he is entitled, in which case the amount of such excess shall be repaid to the Corporation.

8.3.       Cooperation. Executive shall fully cooperate with the Corporation in connection with any Proceeding which results in the assertion of a claim by Executive for indemnification hereunder. The Corporation shall be entitled at its own expense to participate in the defense of any proceeding, claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by the Corporation, subject to the consent of Executive, which consent shall not be unreasonably withheld or delayed.

8.4.       Exceptions. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim:

(a)       For which payment is actually made to Executive under valid and collectable insurance policies, the premiums of which are paid by the Corporation or any of its affiliates, except in respect of any deductible and excess beyond the amount of payment under such insurance;

(b)       For which Executive is indemnified by the Corporation otherwise than pursuant to this Agreement, provided such amount has previously been paid to Executive;

(c)       Brought about or contributed to by the dishonesty of Executive or any event that could constitute a For Cause termination hereunder;

(d)       For which Executive fails to cooperate in a criminal or civil investigation involving the claim; and

(e)       By Executive who acts as a plaintiff suing the Corporation, its affiliates or directors, officers or shareholders of the Corporation or its affiliates, except with regard to Executive’s successful enforcement of Section 8.1 hereof.

Section 9.            Miscellaneous.

9.1.       Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” (as defined in Section 409A(a)(2)(b)(i) of the Code), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

9.2.       Survival. Upon expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

9.3.       Injunctive Relief. Executive agrees that any breach or threatened breach by him of Sections 6 or 7 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without proving actual damage or posting a bond or other security. The parties understand and intend that each restriction agreed to by Executive herein shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

9.4.       Entire Agreement. This Agreement constitutes and embodies the entire and complete understanding and agreement of the parties with respect to Executive’s employment by the Corporation, supersedes all prior understandings and agreements, if any, whether oral or written, between Executive and the Corporation.

9.5.       Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and an authorized officer of the Corporation. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

9.6.       Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

9.7.       Successors and Assigns. Executive may not assign or delegate any of his or duties under this Agreement. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Corporation may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporation. This Agreement shall inure to the benefit of the Corporation and permitted successors and assigns.

9.8.       Captions. The captions and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9.       Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

To the Corporation:

Humanigen, Inc.
533 Airport Blvd., Suite 400
Burlingame, CA 94010

To Executive: At the address set forth in the Corporation’s employment records.

9.10.       Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of California. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9.11.       Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT SET FORTH IN SECTION 9.10 BY A JUDGE SITTING WITHOUT A JURY.

9.12.       Counterparts. This Agreement may be executed and delivered in counterparts, including by facsimile transmission or portable document format (“.pdf”), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.           Representations and Acknowledgement.

10.1.       Representations of Executive. Executive represents and warrants to the Corporation that: (a) Executive’s acceptance of employment with the Corporation and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which Executive is a party or is otherwise bound; and (b) Executive’s acceptance of employment with the Corporation and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

10.2.       Cooperation. Executive agrees that certain matters in which he will be involved during the Term may necessitate his cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Corporation in connection with matters arising out of Executive’s service to the Corporation; provided that, the Corporation shall make reasonable efforts to minimize disruption of Executive’s other activities. The Corporation shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Corporation shall compensate Executive on an hourly basis.

10.3.       Notification to Subsequent Employer. When Executive’s employment with the Corporation terminates, Executive agrees to notify any subsequent employer of the restrictive covenants contained herein. Executive will also deliver a copy of such notice to the Corporation before Executive commences employment with any subsequent employer. In addition, Executive authorizes the Corporation to provide a copy of the restrictive covenants sections of this Agreement to third parties, including, but not limited to, Executive’s subsequent, anticipated, or possible future employer.

10.4.       Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

HUMANIGEN, INC.

By:	/s/ Robert G. Savage
Robert G. Savage Chairman of the Compensation Committee of the Board of Directors

DR. CAMERON DURRANT

By:	/s/ Cameron Durrant

EXHIBIT A

General Release of Claims

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Humanigen, Inc. (the “Corporation”), its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Corporation and any services that you provided to the Corporation; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, including the California Worker Adjustment and Retraining Notification Act, Cal. Labor Code § 1400, et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12940, et seq., California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave), California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation), the California Family Rights Act of 1993, the California New Parent Leave Act, the California Equal Pay Law, Cal. Lab. Code § 1197.5, et seq. or any California wage payment law, any other section of the California Labor Code, the California Constitution or any section of the applicable Order of the California Industrial Welfare Commission, as well as any amendments to any such laws and their respective implementing regulations; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Corporation, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement.

This Release also excludes any claims relating to (a) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or other similar federal, state, or local administrative agencies, although you waive any right to monetary relief related to any filed charge or administrative complaint; (b) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (c) indemnification rights you have against the Corporation; (d) any right to file an unfair labor practice charge under the National Labor Relations Act; and (e) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

You further acknowledge that you have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You understand that Section 1542 gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right. Even though you are aware of this right, you nevertheless hereby voluntarily waive the right described in Section 1542 and any other statutes of similar effect, and elect to assume all risks for claims that now exist in your favor, known or unknown, arising from the subject matter of the Release. You acknowledge that different or additional facts may be discovered in addition to what you now know or believe to be true with respect to the matters released in this Release, and you agree that this Release will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Corporation.

You acknowledge:

(a)	That you were provided [twenty-one (21) / forty-five (45)] full days during which to consider whether to sign this Release. If you have signed this Agreement prior to the expiration of the [21-day / 45-day] period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Release.

(c)	That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)	That you have been advised to consult with, and have been given an opportunity to consult with, anyone you choose, including an attorney, about this Release.

(e)	That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Corporation, any matters for which you are responsible or which has come to your attention as an employee of the Corporation that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Corporation.

(f)	That these terms are final and binding on you.

(g)	That you have signed this Release knowingly, freely and voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Corporation or any of its subsidiaries.

(h)	That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation. If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Corporation, to the attention of the Chair of the Compensation Committee pursuant to customary communications between you and such Chair, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

Dr. Cameron Durrant	Date